Exhibit 99.2

LIBBEY INC. 300 MADISON AVE P.O. BOX 10060 TOLEDO, OH 43699

N     E     W     S         R     E     L     E     A     S     E

AT THE COMPANY:

Kenneth Boerger

VP/Treasurer

(419) 325-2279

FOR IMMEDIATE RELEASE

FRIDAY, MAY 18, 2012

LIBBEY COMPLETES EARLY SETTLEMENT OF

ITS TENDER OFFER AND CONSENT SOLICITATION FOR ITS

10% SENIOR SECURED NOTES DUE 2015

(CUSIP No. 52989LAE9)

TOLEDO, OHIO, MAY 18, 2012—Libbey Inc. (NYSE Amex: LBY) (“Libbey” or “Company”) announced today that its wholly-owned subsidiary Libbey Glass Inc. (“Libbey Glass”) has accepted for purchase $316,332,000 in aggregate principal amount of Libbey Glass’ 10% Senior Secured Notes due 2015 (the “Notes”), representing approximately 89% of the Notes validly tendered and not validly withdrawn on or prior to 5:00 p.m., New York City time, on Friday, May 11, 2012 (the “Consent Date”) pursuant to its previously announced tender offer and consent solicitation. Payment for the Notes accepted for purchase occurred on Friday, May 18, 2012, and the Notes purchased were subsequently cancelled. The aggregate consideration paid by Libbey Glass for the Notes accepted for purchase, including early tender premiums and accrued and unpaid interest, was $346,647,149.90, which was funded with a portion of the net proceeds from a previously announced private offering of debt securities by Libbey Glass. The tender offer is scheduled to expire at 11:59 p.m., New York City time, on May 25, 2012, unless extended by Libbey Glass.

As a result of Libbey Glass’s acceptance for purchase of $316,332,000 in aggregate principal amount of the Notes outstanding, certain amendments to the indenture governing the Notes (the “Indenture”) set forth in a supplemental indenture that became effective on May 10, 2012, have become operative. Accordingly, substantially all of the restrictive covenants in the Indenture have been eliminated, certain events of default and other provisions of the Indenture have been modified and all of the collateral securing the obligations under the Notes have been released.

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Libbey Inc.

Libbey Glass has engaged Citigroup Global Markets Inc. and Barclays Capital Inc. to act as Dealer Managers and Solicitation Agents for the Offer and Global Bondholder Services Corporation to act as Information and Tender Agent for the Offer. Questions regarding the terms of the Tender Offer and Consent Solicitation may be directed to Citigroup Global Markets Inc. at (800) 558-3745 and (212) 723-6106 (collect) or Barclays Capital Inc. at (800) 438-3242 (toll free) or (212) 528-7581 (collect). Questions regarding procedures for tendering Notes or requests for documentation may be directed to Global Bondholder Services Corporation at (866) 952-2200 (toll free) or (212) 430-3774 (banks and brokers).

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful. The tender offer is being made solely pursuant to the Statement and related documents.

Libbey Inc.:

•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;

•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and

•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.

Based in Toledo, Ohio since 1888, the Company operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Libbey China subsidiary is located in Langfang, China. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full line of metal flatware and hollowware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. In 2011, the Company’s net sales totaled $817.1 million.

This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and

Libbey Inc.

uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 14, 2012.

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